Exhibit 10.24

This EXECUTIVE CHAIRMAN AGREEMENT (the “Agreement”) is made

between

FREYR Battery

corporation in the form of a public limited liability company (société anonyme)

incorporated under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under no. B251199

(hereinafter referred to as the “Company”)

and

Torstein Dale Sjøtveit

(hereinafter referred to as the “Executive Chairman”)

1	Role

1.1	The Executive Chairman shall be the executive chairman of the board of directors of the Company (the “Board”) as from the date of the Second Closing (as defined in that certain Business Combination Agreement by and among, inter alia, the Company and FREYR AS, entered into on 29 January 2021) (the “Commencement Date”) until the earlier of (i) the Board resolving that such position is no longer required (from which time the Executive Chairman shall become a non-executive chairman and this Agreement shall be replaced by an appointment letter appropriate for such non-executive directorship), (ii) such time as the Executive Chairman (in that role or in a subsequent non-executive chairman role) is dismissed from the Board by decision of the general meeting of shareholders, (iii) the Board resolving this Agreement should be terminated where the Executive Chairman commits an act of gross misconduct or shows gross breach of duty which can justify termination of this Agreement with immediate effect according to applicable law and (iv) such time as the Executive Chairman (in that role or in a subsequent non-executive chairman role) resigns from the Board of his own volition after the third anniversary of the Commencement Date.

2	Duties

2.1	The Executive Chairman shall perform such duties as set out in the FREYR Battery Role Description Executive Chairman of the Board attached hereto as Annex 2.

3	Working hours

3.1	The Executive Chairman shall devote such time and effort to the Company as are reasonably necessary to perform his duties under this Agreement as determined by the Board, expected to be not less than 50% of the Executive Chairman’s working time, on average. No extra compensation is paid in respect of any overtime work required, unsocial hours, travel time, etc. Work beyond regular office hours must be expected. The Executive Chairman shall work such hours as necessary for the proper performance of the Executive Chairman’s duties and shall not without prior written consent from the Board undertake any other work, paid or unpaid, for his own account or any other employer, which will prevent or unreasonably interfere with the performance of his duties and functions for the Company. The Executive Chairman shall not be prevented from or need consent for such work which is related to the management of his personal and his immediate family’s wealth or from continuing in his current roles or from assuming new roles as board member or (non-executive) chairman insofar as such roles do not conflict with the Executive Chairman's duties to the Company.

4	Remuneration

4.1	The remuneration payable to the Executive Chairman shall be NOK 4,000,000 (four million) per annum, pro-rated per commenced month of service for any year in which he serves only part of the year.

4.2	The Executive Chairman’s remuneration in respect of any one month shall be paid on the 20th day of each month to the bank account provided by the Executive Chairman, in instalments of 1/12 of the annual amount.

5	Equity incentives

5.1	The Executive Chairman shall be granted equity incentives as set out in Annex 1 attached hereto. For the avoidance of doubt, the terms of such incentive awards granted under the relevant share plans do not form part of this Agreement, the Executive Chairman shall not have any claims for damages or compensation in relation to (whether by way of damages, compensation for loss of role or otherwise) any equity or equity compensation, which will be governed by the terms of any applicable share plan.

6	Business expenses and participation in certain Company benefit plans

6.1	The Company shall on the presentation of invoices or vouchers or other evidence of actual payment, reimburse the Executive Chairman for all expenses, including business travel expenses, reasonably incurred by the Executive Chairman in the performance of the Executive Chairman’s duties under this Agreement, and in accordance with the Company’s policies.

6.2	The Executive Chairman shall be entitled to participation in such of the Company’s benefit plans made available to senior executives of the Company generally and as may be appropriate in regard of the work required by him. The Board shall have been notified in writing by the Executive Chairman or the Company’s management of any such participation before commencement.

7	Confidentiality

7.1	The Executive Chairman acknowledges that the Executive Chairman will acquire access to confidential information of the Company. The Executive Chairman agrees that all such confidential information is disclosed to the Executive Chairman in confidence and is strictly for the Executive Chairman’s use on behalf of the Company.

7.2	The Executive Chairman shall not make use of or disclose to any person, and shall use the Executive Chairman’s best endeavors to prevent the use, publication or disclosure of any information of a confidential or secret nature concerning the business of the Company, and that comes to the Executive Chairman’s knowledge during the course of or in connection with the Executive Chairman’s work for the Company, or concerning the business of any person having dealings with the Company and which is obtained directly or indirectly in circumstances in which the Company is subject to a duty of confidentiality in relation to that information.

7.3	For the purpose of this clause 7, information of a confidential or secret nature means non-public information of the Company, including but not limited to business plans, products, technical data, specifications, documentation, presentations, product plans, business methods, product functionality, customer information, contracts, formulas, competitive analysis, databases, formats, methodologies, strategic plans, marketing plans, customer lists, prospect lists, pricing information or information related to engineering, marketing or finance, regardless of whether such documents are marked confidential or not and regardless of whether such information exists in written form or stored by electronic media or on other form of information carrier.

7.4	This clause 7 shall continue to apply after the termination of this Agreement without limitation in time.

7.5	The Executive Chairman is prevented from malicious disparage or otherwise making harmful or unfavorable statements regarding the Company or any of its services, operations, processes or methods.

7.6	The Executive Chairman acknowledges that any breach of confidentiality during the term of this Agreement or at any time thereafter may lead to liability and may render the Executive Chairman liable to legal action and/or damages.

8	Non-Competition; Non-Solicitation

8.1	The Executive Chairman agrees that, for the duration of this Agreement and for a period of 12 months thereafter (the “Restricted Period”), the Executive Chairman shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business (the “Restricted Territory”), engage in, operate, manage, provide financing to or otherwise acquire ownership in, or serve as an officer, director, member, partner, employee, agent, consultant, advisor or representative, of a business or other entity which engages or plans to engage, within the Restricted Territory, in battery cell production or any other line of business in which the Company or any of its affiliates is engaged or has developed plans to engage, but not including wind power developments and related activities outside the battery cell business (the “Restricted Business”). The Company shall, during the 12-month period following the term of this Agreement, pay, on a monthly basis, an amount equal to the Executive Chairman’s monthly base salary (the “Non-Compete Payment”). In the event of a breach of this clause 8.1 by the Executive Chairman, the Executive Chairman will no longer be entitled to the Non-Compete Payment and agrees to immediately reimburse the Company for the Non-Compete Payment made in accordance with this clause 8.1. In the event of breach of this clause 8.1, the Company may demand that the infringement immediately ceases and may take necessary legal actions.

8.2	The Executive Chairman agrees that for the duration of this Agreement and for a period of 12 months thereafter, the Executive Chairman shall not: (i) solicit for employment or engagement, knowingly entice away, or hire or engage (whether as an employee, director, agent, contractor or otherwise), any person who, as of the date of the Executive Chairman’s termination is, or in the previous 12 months was, an officer, employee, agent or independent contractor of the Company or its subsidiaries, or encourage any of them to terminate their employment with the Company or its subsidiaries; and (ii) solicit any person who, as of the date of the Executive Chairman’s termination is, or in the previous 12 months was, a customer or supplier of, or any person or entity with a business relationship with the Company or any of its subsidiaries for the purposes of offering or receiving goods or services similar to or otherwise competitive with those offered or provided by the Company or any of its subsidiaries.

8.3	Notwithstanding the foregoing, the Executive Chairman shall not be prevented or restricted from any of the following: (i) owning, directly or indirectly, as a passive investment, less than five percent (5%) of the outstanding voting equity securities of any partnership, corporation, limited liability company or other entity (whether public or private) that is engaged in a Restricted Business, provided that the Executive Chairman does not provide services to, or actively participate in the operation or control of, such partnership, corporation, limited liability company or other entity; and (ii) owning passive interests in or securities of any debt or equity investment fund or similar investment entity if the Executive Chairman does not have the ability to control or exercise any managerial influence over such fund.

8.4	In addition: (i) the parties agree that the provisions relating to confidentiality, work product, non-competition and non-solicitation (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances and given the activities contemplated by this Agreement; (ii) the Executive Chairman acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries, impose no undue hardship on the Executive Chairman, and are not injurious to the public; and (iii) in the event of violation of the Covenants, the Executive Chairman shall indemnify the Company for financial loss it incurs or suffers in connection with such violation and agrees that the Company may demand that the infringement immediately ceases and may take necessary legal actions in accordance with applicable law.

9	Intellectual property

9.1	All intellectual property rights, including patentable inventions, trademarks, design rights or copyrights, that are created or developed by the Executive Chairman during the term of this Agreement shall fully and wholly devolve upon and be the property of the Company or shall be transferred to the Company if such transfer is necessary under applicable statutory legislation. The same applies to similar creations that are not legally protected by patent, copyright or similar but that the Company has an interest in employing.

9.2	The Company shall by virtue of this Agreement have an unrestricted, exclusive and gratuitous right to exploit such intellectual property rights and creations. Such intellectual property rights and creations shall without exception be deemed to have been created or developed in the course of the Executive Chairman’s role as executive chairman of the Company if the exploitation of the right or creation falls within the scope of the Company’s business. This applies notwithstanding that the Executive Chairman has created or developed the right outside working hours or outside the Company's premises.

9.3	The Executive Chairman is not entitled to any separate compensation for the Company’s utilization of rights as mentioned in this clause. The Executive Chairman shall unsolicited inform the Company of any rights that may fall within the scope of this clause, unless it is obvious that the Company is already aware of the right.

10	General

10.1	This Agreement including Annex 1 and Annex 2 attached hereto shall regulate all matters relating to the Executive Chairman’s work for the Company and shall, as from the Commencement Date, replace any and all former agreements or arrangements between the Executive Chairman and the Company relating to the Executive Chairman’s work for the Company.

10.2	Nothing in this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee between the Company and the Executive Chairman. The Company shall not provide workers’ compensation, disability insurance, social security, unemployment compensation coverage or any other statutory benefit to the Executive Chairman. The Company will, to the extent required under statutory provisions, at payment of remuneration, bonus, allowances etc. withhold taxes, also related to taxable benefits, from such payable compensations and pay the withheld taxes to appropriate authorities. The Executive Chairman acknowledges and agrees that any personal tax liability on the Executive Chairman’s hand shall be carried solely by the Executive Chairman.

10.3	The Executive Chairman acknowledges that the Executive Chairman has carefully read this Agreement, has had an opportunity to discuss it with advisors should so be desired, and understands all the terms and conditions therein.

10.4	If any provision of this Agreement should be declared legally invalid or unenforceable by a competent court, such declaration shall in no way effect the validity or enforceability of any other provision thereof, nor shall any such declaration of legal invalidity or unenforceability operate to nullify or rescind this Agreement, but shall only serve to render ineffective any such provision declared legally invalid or unenforceable. In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid and unenforceable provision as may be possible and be legal, valid and enforceable.

10.5	This Agreement shall be governed by and construed in all aspects in accordance with the laws of Norway. Any claim arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts of Norway. Oslo Tingrett shall be the exclusive venue for bringing suit. Injunctive relief and enforcement action in respect of any ruling by the courts of Norway may be sought in any competent court.

***

This Agreement has been prepared and signed by the parties of this Agreement in two identical original copies, one copy having been delivered to and to be retained by each of the parties.

For the Company	Executive Chairman

/s/ Maurice Dijols	/s/ Torstein Dale Sjøtveit
Name: Maurice Dijols	Name: Torstein Dale Sjøtveit
Position: Sole Director Date: June 6, 2021	Date: June 6, 2021

Annex 1 – Equity compensation

The following has been agreed with the Executive Chairman:

Equity Compensation

•	Options: 200,000 in 2021 with strike price of USD 10 per share. From 2022 onwards: Participation in the Company’s option program or individual arrangement.

Annex 2

FREYR Battery Role Description Executive Chairman of the Board

1.	Introduction

1.1	To strengthen the management of the Company in its current phase of growing its business and organization, the Chairman of the Board is given the temporary position as Executive Chairman of the Board. The Chairman shall maintain the position as Executive Chairman until the Board resolves that such position is no longer required.

1.2	This Role Description aims to define the obligations, authorizations and responsibility of the Executive Chairman.

1.3	The Role Description is meant to be a supplement to applicable law and listing rules, other relevant legal framework and the Company's articles of association and does not limit or affect statutory rights or responsibilities for the CEO or the Board.

1.4	The Company’s rules of procedure for the Board of Directors contain relevant guidelines on roles and responsibilities with regard to management of the Company.

1.5	The Board of Directors will annually review and evaluate the content of this Role Description.

2.	Role as Executive Chairman

2.1	The Executive Chairman shall, on behalf of the Board and in compliance with any guidelines and instructions adopted by the Board, assist and support the Executive Management.

2.2	In the role as Executive Chairman main responsibilities are covering:

i.	Participate in discussions with the Executive Management to ensure that matters to be dealt with by the Board are prepared and presented in a manner providing the Board with a satisfactory basis for making decisions.

ii.	Provide support to the Executive Management, especially relevant for major decisions such as investments and other important matters that shall be presented to the Board.

iii.	Participate in important meetings with partners, customers, and suppliers where the Executive Management can benefit from the Executive Chairman’s support.

iv.	Involvement in early phase development of initiatives and projects together with the Executive Management Team. These initiatives and projects will report to dedicated Steering Committees within the Executive Management Team. The Executive Chairman will chair such committees as agreed from case to case.

3.	Confidentiality

3.1	Information and documentation disclosed to the Board, its subcommittees and the executive management in their capacity as representatives of the Company, shall be kept confidential, unless otherwise decided by the Board or required pursuant to applicable laws or regulations.

3.2	Upon dismissal or resignation, the Executive Chairman shall return or destroy all confidential material concerning the Company which is in his/her possession.

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